Exhibit 99.32

August 22, 2016

To:

Z Capital Affinity Owner, LLC

c/o Z Capital Partners, L.L.C.
Two Conway Park

150 Field Dr., Suite 300

Lake Forest, IL 60045

Attention:   James J. Zenni, Jr., Martin Auerbach and Andrei Scrivens

Re:  Equity Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the several (and not joint and several) commitment of each investor set forth on Schedule A hereto (each, a “Fund”, and collectively, the “Funds”) to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain equity interests and/or debt securities of Z Capital Affinity Owner, LLC, a newly-formed Delaware limited liability company (“Parent”), which has been formed for the purpose of acquiring Affinity Gaming, a Nevada corporation (the “Company”), through the merger of Affinity Merger Sub, Inc., a newly formed Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company, pursuant to that certain Agreement and Plan of Merger dated as of August 22, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (to the extent such terms are defined therein).

1.             Commitments.  Each Fund hereby commits to purchase at or prior to the Closing, directly or indirectly, on the terms and subject to the conditions set forth herein, debt and/or equity securities of Parent in an aggregate amount not less than the dollar amount set forth next to such Fund’s name on Schedule A hereto (the “Commitment Amount”), the proceeds of which, together with the proceeds of the Debt Financing and the Rollover Investment, will be used, as needed, solely to fund the amounts payable by Parent or Merger Sub pursuant to, and in accordance with, Article II of the Merger Agreement, on the terms and subject to the conditions set forth therein and any other payments to be made by Parent or Merger Sub under the Merger Agreement at Closing and all associated costs and expenses of the Merger for which Parent or Merger Sub is responsible as set forth in the Merger Agreement or any other agreement or instrument referred to in the Merger Agreement (collectively, the “Obligations”).  Each Fund may effect the purchase of the equity and/or debt securities of Parent directly or indirectly through one or more Affiliates or other designated co-investors; provided, that the ability of such Fund to effect the purchase through such Affiliates or other co-investors will not affect any of such Fund’s obligations hereunder and that Parent shall not be required to seek to enforce rights against such Affiliates or other co-investors prior to seeking to enforce its rights against any

Fund.  The amount to be funded under this Agreement may be reduced in the manner designated by the Funds to the extent (but only to the extent) that Parent and Merger Sub do not require all of the Commitment Amount in order to fund the Obligations and to satisfy any conditions set forth in the Debt Commitment Letter.  Notwithstanding anything else to the contrary in this Agreement, under no circumstances shall any Fund be obligated pursuant to this Agreement to contribute more than its Commitment Amount, nor shall the cumulative liability of any Fund under this Agreement at any time exceed its Commitment Amount.

2.             Conditions; Enforceability. Each Fund’s obligation to fund the Commitment Amount shall be subject to the following conditions: (i) all conditions to the obligations of the Parent and Merger Sub set forth in Sections 6.1 and 6.3 of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing but subject to the satisfaction or waiver of those conditions), (ii) Merger Sub’s prior or substantially contemporaneous receipt of the proceeds of the Debt Financing contemplated to be funded on the Closing Date by the Debt Commitment Letter, or of any Alternative Financing, or in either case written confirmation that such Financing will be funded on the Closing Date if the Commitment Amount is funded at the Closing, and (iii) the substantially contemporaneous consummation of the Merger in accordance with the Merger Agreement, provided, that no Fund shall be permitted to assert a failure of the condition set forth in clause (iii) above if such Fund’s failure to fund its Commitment shall have been the primary cause of the failure of such condition.  Further, each Fund acknowledges and agrees that the Company is only entitled to specific performance or other equitable remedy to specifically enforce each Fund’s obligation to fund the Commitment Amount hereunder, subject to the conditions of Section 8.10 of the Merger Agreement (and solely to the extent that Parent can enforce such Commitment Amount pursuant to the terms and conditions hereof, including Sections 1 and 2), and for no other purpose (including, without limitation, any claim for monetary damages hereunder; provided that the Company shall also be entitled to specific performance or other equitable remedy to specifically enforce each Fund’s obligations under Sections 4, 5, 6, 7, 8, 13 and 14 herein.  Except as set forth in the preceding sentence, this Agreement may only be enforced by Parent.  None of Parent’s creditors, owners, Affiliates (other than a Fund) or Representatives or the Company (except as provided above) or its creditors, owners, Affiliates or Representatives shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

3.             Limited Guarantee.  Concurrently with the execution and delivery of this Agreement, each Fund is executing and delivering to the Company a limited guarantee pursuant to which such Fund guarantees certain of Parent’s and Merger Sub’s payment obligations under the Merger Agreement (the “Limited Guarantee”).

4.             Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent, Merger Sub and the Company solely in connection with the Merger.  This Agreement may not be circulated, quoted or otherwise referred to by the Company or its respective Affiliates or Representatives except with the prior written consent of Parent or Merger Sub in each instance; provided, that no such written consent is required for any disclosure of this Agreement to (i) the extent required by applicable Law (including any filing by a Fund, Parent or the Company with the Securities Exchange Commission (the “SEC”)) or in connection with the enforcement of rights under this Agreement or the Limited Guarantee (provided, that, in the case of any disclosure required by applicable Law (including in connection with any SEC filing), the disclosing party shall provide the Funds with a reasonable opportunity to review and provide comment on any such disclosure in advance and the disclosing party shall in good faith consider any such comments made by the Funds), or (ii) representatives or Affiliates of any of Parent, Merger Sub or the Company who need to know of the existence of this Agreement in connection with the transactions contemplated hereby and are informed of the confidentiality provisions above.

5.             Representations; Warranties and Certain Agreements. Each Fund hereby represents and warrants to Parent that (a) it has all requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Fund has been duly and validly authorized and approved by all necessary action by it and no other proceedings on its of his behalf are necessary therefor, (c) this Agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this Agreement, the Merger Agreement and the Limited Guarantee by all the other parties hereto and thereto) constitutes a legal, valid and binding obligation of such Fund, enforceable against such Fund in accordance with its terms, (d) such Fund has, and will have at all times during which this Agreement is in effect, available funds or uncalled capital commitments in an amount not less than its Commitment Amount hereunder, (e) the execution, delivery and performance by such Fund of this Agreement do not violate any applicable Law or such Fund’s organizational documents, and (f) other than any filing by it with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by it, the consummation by it of the transactions contemplated hereby or compliance by it with any of the provisions hereof: (i) requires any consent or other permit of, or filing by it with or notification to, any Governmental Entity or any other Person by it except as contemplated by the Merger Agreement, or (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract to which it is a party, other than, in each case in this clause (f), any matter which would not adversely affect in any material respect the ability of such Fund to perform its obligations hereunder or consummate the transactions contemplated hereby.  Each Fund hereby agrees that it will not cause or permit the redemption or repurchase by Parent or Merger Sub of any securities of Parent or Merger Sub (or any dividend or distribution by Parent or Merger Sub) so long as this Agreement is in effect.

6.             Parties in Interest; Third Party Beneficiaries. The parties hereto intend that the Company shall be, and is, an express third party beneficiary of this Agreement, but only to the extent set forth in Section 2, and the Company may rely on and enforce the terms hereof on behalf of Parent against the Funds to the extent (and only to the extent) set forth in Section 2.  Except as otherwise set forth in this Section 6, this Agreement shall only be binding upon the parties hereto and their respective successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment Amount or any provision of this Agreement.

7.             Amendment.  Except as set forth in Section 13, no amendment, modification or waiver of any provision of this Agreement will be enforceable unless approved in writing by

Parent and the Funds; provided, that any such amendment, modification or waiver that is adverse to the Company shall require the Company’s prior written consent.

8.             Termination.  This Agreement and all obligations of each Fund to fund or cause to be funded any portion of the Commitment Amount will terminate automatically and immediately following the earlier to occur of (a) the Effective Time (at which time the Funds’ obligations shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the Company asserts in any litigation or other proceeding any claim (whether in tort, contract or otherwise) against a Fund or any Parent Related Party (other than Parent and Merger Sub) in connection with this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby (other than any Retained Claim), and (d) the Company seeks and receives payment in full by each Fund of its Obligations (as defined in the Limited Guarantee) under the Limited Guarantee; provided that no Fund shall have any liability under this Agreement after the valid termination of this Agreement.  Termination of this Agreement will not relieve the Funds of their obligations under the Limited Guarantee.

9.             Headings; Construction.  The descriptive headings contained in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Each party acknowledges that it and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  Sections 8.7, 8.8 and 8.12 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

11.          Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile or electronic mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Notices to any Fund:

c/o Z Capital Partners, L.L.C.

Two Conway Park

150 Field Dr., Suite 300

Lake Forest, IL 60045

Attention:      James J. Zenni, Jr., Martin Auerbach and Andrei Scrivens

Facsimile:      (847) 235-8100

E-mail: jzenni@zcap.net, mauerbach@zcap.net, ascrivens@zcap.net, and legal@zcap.net with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA  90067

Attention:      Vijay Sekhon

Facsimile:      (310) 595-9501

Email:  vsekhon@sidley.com

Notices to Parent or Merger Sub:

If to Parent or Merger Sub, as provided in Section 8.2 of the Merger Agreement.

12.          Entire Agreement; Integration. This Agreement (together with the Merger Agreement, the Guarantee, the Confidentiality Agreement, the Rollover Commitment Letter and any other agreement or instrument delivered in connection with the foregoing) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between the Funds or any of their Affiliates, the Company and any of its Affiliates and Parent and/or Merger Sub or any of its or their Affiliates, with respect to the transactions contemplated hereby.

13.          No Assignment. This Agreement and the Commitment Amount evidenced by this Agreement shall not be assignable; provided, however, that (i) each Fund may assign all or any portion of the Commitment Amount hereunder to one or more of its Affiliates, managed entities and/or accounts, Affiliated investment funds, investments funds managed by limited partners of such Fund or such Fund’s Affiliates, or to any other Person providing financing to Parent or Merger Sub in connection with the Merger, in each case so long as, after giving effect to such assignment, the aggregate Commitment Amount of such Fund (together with its assignees) shall remain unchanged, provided, that no such assignment shall relieve such Fund from any of its obligations hereunder, and provided, further, that Parent shall not be required to seek to enforce its rights against any such assignee prior to seeking to enforce its rights against any Fund, and (ii) the rights, interests and obligations of Parent hereunder (including the Commitment Amount) may be assigned by Parent to any Person (A) to whom the Merger Agreement is validly assigned in accordance with the terms thereof, (B) to whom the right to receive the Rollover Investment is validly assigned in accordance with the terms of the Rollover Commitment Letter, and (C) that is an entity formed for purposes of the transactions contemplated by the Merger Agreement and that does not have any assets, liabilities or operations (other than in connection with the transactions contemplated by the Merger Agreement or those incidental to its formation).  Any purported assignment of this Agreement or any Commitment Amount in contravention of this Section 13 shall be void ab initio.

14.          Specific Performance.  Each Fund acknowledges and agrees that Parent, Merger Sub and the Company would be irreparably damaged if such Fund does not satisfy its Obligations as, when and to the extent required by the express terms of this Agreement, and that any non-performance or breach of such obligation to fund such Fund’s Commitment Amount could not be adequately compensated by monetary damages alone and that Parent, Merger Sub and  the Company would not have any adequate remedy at law and, accordingly, Parent, Merger Sub and the Company shall be entitled to enforce such Fund’s obligation to fund such Fund’s Commitment Amount in accordance with the express terms, and subject to the conditions, of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of such obligations without posting any bond or other undertaking, in addition to any other remedy to which they are entitled in Law or in equity.  The parties agree that they will not contest the appropriateness of specific performance as a remedy.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove actual damages and shall not be required to provide any bond or other security in connection with such order or injunction.

15.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

16.          No Recourse.  Without limiting any obligations of Parent or Merger Sub under the Merger Agreement, the Rollover Investors under the Rollover Commitment Letter, the parties to the Sponsor Voting Agreement under the Sponsor Voting Agreement, Z Capital Partners L.L.C. under the Confidentiality Agreement, or the Funds under the Limited Guarantee, but notwithstanding anything else in this Agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that each Fund is a limited partnership and Parent is a limited liability company, no recourse under this Agreement shall be had against any (i) Related Party (as defined below) of any Fund (other than the Funds, Parent or Merger Sub and their respective permitted successors and assigns) or (ii) any Related Party of any of such Related Parties (other than the Funds, Parent or Merger Sub and their respective permitted successors and assigns), in each case whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever under this Agreement shall attach to, be imposed on, or otherwise be incurred (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of Parent against any Related Party of a Fund, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) by (x) any Related Party of a Fund (other than the Funds, Parent or Merger Sub and their respective successors and permitted assigns) or (y) any Related Party of any of such Related Parties (other than the Funds, Parent or Merger Sub and their respective successors and permitted assigns), in each case, for any obligations of an Investor under this letter agreement.  For the purposes of this letter agreement, the term “Related Party” shall mean any and all former, current or future directors, officers, employees, agents, direct or indirect equity holders, controlling persons, general or limited partners, managers, members, stockholders, representatives or Affiliates of a Person.

17.          Relationship of the Funds; Several Liability. Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Funds under this Agreement are solely contractual in nature and (c) the determinations of the Funds were independent of each other.  Notwithstanding anything to the contrary contained in this Agreement, the liability of each Fund hereunder shall be several, not joint and several, based upon its respective Commitment Amount, and no Fund shall be liable for any amounts hereunder in excess of its Commitment Amount.

[Remainder of the page intentionally left blank]

[signature page follows]

Sincerely,

Z CAPITAL PARTNERS II, L.P.

By:	/s/ James J. Zenni, Jr.
	Name:	James J. Zenni, Jr.
	Title:	Authorized Person

Z CAPITAL PARTNERS II-A, L.P.

By:	/s/ James J. Zenni, Jr.
	Name:	James J. Zenni, Jr.
	Title:	Authorized Person

Z CAPITAL PARTNERS II-B, L.P.

By:	/s/ James J. Zenni, Jr.
	Name:	James J. Zenni, Jr.
	Title:	Authorized Person

[Signature page to equity commitment letter]

Agreed to and accepted:

Z CAPITAL AFFINITY OWNER, LLC

By:	/s/ James J. Zenni, Jr.
Name:	James J. Zenni, Jr.
Title:	Authorized Person

[Signature page to equity commitment letter]

SCHEDULE A

Fund	Commitment Amount
Z Capital Partners II, L.P.	$23,375,000.00
Z Capital Partners II-A, L.P.	$27,000,000.00
Z Capital Partners II-B, L.P.	$12,125,000.00